Exhibit 99

#46R — October 22, 2009	Contact: Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2009 Third Quarter Financial Results
Consumer Packaging Segment Achieves Record Quarterly Operating Profits
Company Updates Full-Year Earnings, Free Cash Flow Estimates
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported third quarter 2009 earnings of $.47 per diluted share, compared with $.57 per diluted share reported in the third quarter of 2008. Results in the current year’s quarter were impacted by higher pension expense and lower Companywide volumes, particularly in businesses serving recession-impacted industrial markets.
Quarterly Results
Base earnings for the third quarter of 2009 were $.50 per diluted share, compared with $.60 per diluted share reported in the same period in 2008. Base earnings and base earnings per diluted share are non-GAAP financial measures that exclude restructuring charges, asset impairment charges, and certain non-recurring or infrequent and unusual items, as applicable. Base earnings per diluted share for 2009 include a year-over-year increase in after-tax pension expense of $.08 per diluted share. Excluded from base earnings in each of the 2009 and 2008 quarters were respective after-tax restructuring charges of $.03 per diluted share. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this release.
“We are reporting better than projected results, as base earnings per diluted share exceeded the top end of our previously announced guidance of $.43 to $.47. These results reflect record performance in our Consumer Packaging segment, which for the seventh straight quarter reported a year-over-year improvement in operating profits,” said Harris E. DeLoach Jr., chairman, president and chief executive officer. “However, the global recession continues to have a greater impact on our businesses that serve industrial markets and our Packaging Services segment, where lower results compared to the prior year more than offset the gains in our Consumer Packaging segment. On a positive note, business in our Tubes and Cores/Paper segment has picked up significantly from first quarter levels.”
Net sales were $930.6 million, a decline of 12 percent (8 percent excluding the impact of foreign currency translation), compared with $1.06 billion in the same quarter last year. “Sales declined from last year’s levels due to recession-impacted Companywide volumes, particularly in our industrial-focused businesses, and lower selling prices due primarily to the pass-through of lower recovered paper costs,” said DeLoach.
Net income attributable to Sonoco for the third quarter of 2009 was $47.7 million, compared with $57.3 million for the same period in 2008. Base earnings in 2009 were $50.9 million, compared with $60.6 million last year. Higher pension expense in 2009 reduced base earnings by $8 million when compared with the same period in 2008. Base earnings exclude after-tax restructuring charges of $3.2 million and $3.3 million in 2009 and 2008, respectively. Gross profit margin improved to 18.6 percent of sales, from 17.4 percent in the same period in 2008.
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1 North Second Street
Hartsville, S.C. USA
843/383-7794
www.sonoco.com

Sonoco Reports 2009 Third Quarter Financial Results — page 2
“Despite generally low volumes and higher pension expenses, overall gross profit margin for the quarter was at the highest level since the second quarter of 2007,” said DeLoach. “This improvement was a result of our continued focus on managing the selling price/material cost relationship, driving productivity and reducing fixed and variable costs throughout the Company.”
Third quarter 2009 cash generated from operations was $176 million, compared with $166 million in 2008. Although quarter-over-quarter earnings were lower, the impact on operating cash flow was largely buffered by noncash items, primarily higher current year noncash pension and postretirement expenses. Operating cash flow improvements due to current quarter changes in working capital and other assets and liabilities offset a $25 million non-recurring benefit received in 2008 from insurance settlements related to an environmental claim. Capital expenditures and cash dividends were $25 million and $27 million, respectively, compared with $29 million and $27 million, respectively in last year’s third quarter. Repayment of debt totaled $56 million during the quarter, compared with $37 million last year.
Year-to-Date Results
For the nine-month period ending September 27, 2009, net sales were $2.60 billion, a decline of 19 percent (13 percent excluding the impact of foreign currency translation), compared with $3.19 billion in 2008. Net income attributable to Sonoco was $104.4 million ($1.03 per diluted share) in 2009, compared with $128.6 million ($1.27 per diluted share) in 2008. Earnings in 2009 were negatively impacted by after-tax restructuring charges of $16.6 million ($.17 per diluted share) and higher year-over-year pension expense. 2008 earnings were negatively impacted by a $31 million ($.31 per diluted share) after-tax, noncash impairment charge related to the Company’s remaining financial interest in the 2003 sale of its high density film business and $17.7 million ($.17 per diluted share) in after-tax restructuring charges.
2009 base earnings were $121.0 million ($1.20 per diluted share), compared with $177.3 million ($1.75 per diluted share) in 2008. Lower Companywide volumes and increased pension costs of $26 million after-tax ($.25 per diluted share) more than offset a favorable price/cost relationship and productivity improvements during the period. Gross profit as a percent of sales was 18.2 percent, compared with 17.7 percent in 2008.
Cash generated from operations was $358 million in 2009, compared with $310 million in 2008. Capital expenditures and cash dividends paid were $83 million and $81 million, respectively, in 2009, compared with $92 million and $80 million, respectively, in 2008. Cash used to reduce debt during 2009 totaled $104 million. The Company’s calculation of debt to total capital declined to 31.0 percent at September 27, 2009, compared with 37.0 percent at December 31, 2008.
As of the end of the third quarter of 2009, cash and cash equivalents totaled $194 million, compared with $102 million at December 31, 2008. At September 27, 2009, no borrowings were outstanding under the Company’s $500 million commercial paper program. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of banks that is committed until May 2011.
Fourth Quarter and Updated Full-Year 2009 Outlook
Sonoco expects fourth quarter 2009 base earnings to be in the range of $.42 to $.47 per diluted share. Base earnings in the fourth quarter of 2008 were $.49 per diluted share. Full-year 2009 base earnings are projected to be in the range of $1.62 to $1.67 per diluted share, compared with the Company’s previous expectations of $1.55 to $1.65 per diluted share. As previously reported by the Company, fourth quarter and full-year guidance include a year-over-year increase in after-tax pension expense of $.10 and $.35 per diluted share, respectively. The Company’s 2009 fourth quarter earnings guidance reflects an expected tax rate of approximately 31 percent, which is above the third quarter and year-to-date effective rates of 25.1 percent and 29 percent, respectively.
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Sonoco Reports 2009 Third Quarter Financial Results — page 3
Year-to-date free cash flow (operating cash flow less dividends and capital expenditures) was $194 million, compared with $138 million during the same period last year. The Company expects to make an additional voluntary cash contribution of at least $50 million to its U.S. pension plan by year end. Excluding this additional pension contribution, free cash flow for 2009 should exceed $200 million, compared with $150 million for 2008. The Company’s updated earnings and free cash flow guidance assumes sales demand will remain near the levels experienced late in the third quarter and ongoing cost-reduction efforts are successful. Although the Company believes the assumptions reflected in the range of guidance are reasonable, the outlook, given the current economic environment, is uncertain.
“While we have seen sequential improvement in results over the past two quarters, we remain cautious about the impact this lingering global recession is having on overall demand, particularly in our industrial markets,” said DeLoach. “Because of our focused efforts to adjust our manufacturing footprint and drive sustainable operating efficiencies, we believe the Company is better positioned to effectively leverage any improvement in volumes with greater impact to the bottom line.”
Segment Review
The Company uses a non-GAAP financial measure, base operating profit, when discussing the operational results of its segments. Base operating profit is defined as the segments’ portion of consolidated Income Before Income Taxes, excluding restructuring and asset impairment charges, net interest expense and certain non-recurring or infrequent and unusual items. A reconciliation of base operating profit to GAAP Income Before Income Taxes for the Company’s three reportable segments and All Other Sonoco is provided later in this release.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Third quarter 2009 sales for the segment were $395 million, compared with $399 million in the same period in 2008. Base operating profit for this segment was a record $42.0 million in the third quarter of 2009, compared with $28.9 million in the same period in 2008.
Compared to last year, sales in this segment were essentially flat during the third quarter. Lower volumes and a negative effect of foreign currency translation of approximately $8 million were essentially offset by higher selling prices implemented to offset higher manufacturing and raw materials costs. Base operating profit benefited from a favorable price/cost relationship and productivity improvements, which together, more than offset the negative impact of lower volume and higher pension costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Third quarter 2009 sales for the segment were $346 million, compared with $436 million in the same period in 2008. Third quarter base operating profit for this segment was $21.5 million, compared with $42.0 million in 2008.
The 20 percent decline in segment sales was due to volume declines in North America and Europe, a negative foreign currency translation effect of approximately $22 million and lower prices, especially for products related to
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Sonoco Reports 2009 Third Quarter Financial Results — page 4 recovered paper. Base operating profits were reduced due to the impact of lower volume and higher pension costs. Further reducing quarterly results was a negative price/cost variance driven by rising recovered paper costs.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Third quarter 2009 sales for this segment were $117 million, compared with $135 million in the same period in 2008. Base operating profit for this segment was $6.0 million, compared with $9.1 million in 2008.
Sales in this segment were affected by lower volumes in the Company’s contract packing operations along with a negative foreign currency translation effect of approximately $13 million. Base operating profits decreased primarily due to an unfavorable shift in the mix of business and higher pension costs.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Third quarter 2009 sales in All Other Sonoco were $72 million, compared with $94 million reported in the same period in 2008. Third quarter base operating profit was $5.4 million in 2009, compared with $11.8 million in 2008.
Sales in All Other Sonoco declined during the quarter due to lower volumes and prices in wire and cable reels, molded plastics and protective packaging. Base operating profit in All Other Sonoco declined as lower volumes, reduced selling prices and higher pension costs more than offset productivity improvements and reduced material costs.
Corporate
Net interest expense for the third quarter of 2009 declined to $9.4 million, compared with $10.6 million during the same period in 2008. The decrease was due to lower debt levels and lower interest rates. The effective tax rate for the Company for the third quarter of 2009 was 25.1 percent, compared with 28.9 percent in the same period in 2008. The lower tax rate was primarily a result of favorable tax adjustments recorded in the quarter related to expirations of statutes of limitation and changes in the geographic distribution of earnings. Although the lower tax rate was in line with expectations, it did have a favorable impact of approximately $.03 per diluted share to base earnings compared to the prior year quarter.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, October 22, 2009, at 11 a.m. Eastern time, to review its 2009 third quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 3 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcode for both U.S. and international calls is account number 286 and conference ID number 332728. The archived telephone call will be available through October 29, 2009. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85
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Sonoco Reports 2009 Third Quarter Financial Results — page 5 nations. The Company is a proud member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
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Sonoco Reports 2009 Third Quarter Financial Results — page 6
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Net sales	$930,560	$1,063,250	$2,595,420	$3,187,813
Cost of sales	757,504	878,514	2,123,217	2,621,994

Gross profit	173,056	184,736	472,203	565,819
Selling, general and administrative expenses	98,085	92,989	277,623	292,039
Restructuring/Asset impairment charges	158	5,530	17,754	77,838

Income before interest and income taxes	$74,813	$86,217	$176,826	$195,942
Interest expense	10,202	12,682	31,167	40,763
Interest income	(801)	(2,053)	(2,064)	(4,809)

Income before income taxes	65,412	75,588	147,723	159,988
Provision for income taxes	16,436	21,807	42,912	46,671

Income before equity in earnings of affiliates	48,976	53,781	104,811	113,317
Equity in earnings of affiliates, net of tax	2,401	2,970	3,291	7,690

Net income	51,377	56,751	108,102	121,007
Net (income)/loss attributable to noncontrolling interests	(3,706)	600	(3,699)	7,589

Net income attributable to Sonoco	$47,671	$57,351	$104,403	$128,596

Weighted average shares outstanding — diluted	101,105	101,292	100,876	101,060
Diluted earnings per share	$0.47	$0.57	$1.03	$1.27

Dividends per common share	$0.27	$0.27	$0.81	$0.80

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Sonoco Reports 2009 Third Quarter Financial Results — page 7
FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Net sales:
Consumer Packaging	$394,906	$398,825	$1,119,610	$1,184,355
Tubes and Cores/Paper	346,360	435,685	958,091	1,327,289
Packaging Services	117,211	135,122	311,577	397,648
All Other Sonoco	72,083	93,618	206,142	278,521

Consolidated	$930,560	$1,063,250	$2,595,420	$3,187,813

Income before income taxes:
Consumer Packaging — Operating profit	$42,049	$28,899	$120,352	$97,665
Tubes and Cores/Paper — Operating profit	21,448	41,991	48,433	116,601
Packaging Services — Operating profit	6,029	9,074	7,808	23,945
All Other Sonoco — Operating profit	5,445	11,783	17,987	35,569
Restructuring/Asset impairment charges	(158)	(5,530)	(17,754)	(77,838)
Interest, net	(9,401)	(10,629)	(29,103)	(35,954)

Consolidated	$65,412	$75,588	$147,723	$159,988

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Net income	$51,377	$56,750	$108,102	$121,006
Asset impairment charges	2,733	350	10,184	59,120
Depreciation, depletion and amortization	44,167	45,414	128,104	138,662
Fox River environmental reserves/insurance receivable	(459)	25,502	(5,250)	39,565
Pension and postretirement plan expense/contributions	17,904	4,556	46,166	9,843
Changes in components of working capital	23,376	13,517	9,084	(41,708)
Other operating activity	36,875	20,254	61,450	(16,288)

Net cash provided by operating activities	175,973	166,343	357,840	310,200
Purchase of property, plant and equipment	(25,436)	(28,581)	(82,807)	(91,520)
Cost of acquisitions, exclusive of cash	—	—	(500)	(5,535)
Debt (repayments) proceeds, net	(56,313)	(37,400)	(104,175)	(63,865)
Cash dividends	(26,979)	(26,890)	(80,876)	(79,626)
Other, including effects of exchange rates on cash	15,397	(6,804)	2,981	7,064

Net increase in cash and cash equivalents	82,642	66,668	92,463	76,718
Cash and cash equivalents at beginning of period	111,476	80,808	101,655	70,758

Cash and cash equivalents at end of period	$194,118	$147,476	$194,118	$147,476

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Sonoco Reports 2009 Third Quarter Financial Results — page 8
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	Sept. 27, 2009	Dec. 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$194,118	$101,655
Trade accounts receivable, net of allowances	456,135	392,171
Other receivables	26,949	46,827
Inventories	294,140	314,169
Prepaid expenses and deferred income taxes	52,332	75,168

	1,023,674	929,990
Property, plant and equipment, net	955,496	973,442
Goodwill	809,431	782,983
Other intangible assets, net	114,804	120,540
Other assets	251,552	279,511

	$3,154,957	$3,086,466

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$680,928	$653,274
Notes payable and current portion of long-term debt	30,005	32,978
Accrued taxes	11,033	11,944

	$721,966	$698,196
Long-term debt, net of current portion	561,673	656,847
Pension and other postretirement benefits	458,032	455,197
Deferred income taxes and other	94,768	101,707
Total equity	1,318,518	1,174,519

	$3,154,957	$3,086,466

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings,” “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, and certain non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
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Sonoco Reports 2009 Third Quarter Financial Results — page 9
Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share[2]
(Unaudited)	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Diluted earnings per share, as reported (GAAP)	$0.47	$0.57	$1.03	$1.27
Adjusted for:
Restructuring/Asset impairment charges, net of tax [3]	0.03	0.03	0.17	0.17
Financial asset impairment charge, net of tax	—	—	—	0.31

Base earnings per share (non-GAAP)	$0.50	$0.60	$1.20	$1.75

Base Earnings[4]
(Unaudited)	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Net income attributable to Sonoco, as reported (GAAP)	$47.7	$57.3	$104.4	$128.6
Adjusted for:
Restructuring/Asset impairment charges, net of tax [3]	3.2	3.3	16.6	17.7
Financial asset impairment charge, net of tax	—	—	—	31.0

Base Earnings (non-GAAP)	$50.9	$60.6	$121.0	$177.3

Base Operating Profit[5]
(Unaudited)	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 27, 2009	Sept. 28, 2008	Sept. 27, 2009	Sept. 28, 2008
Consumer Packaging — Base operating profit	$42.1	$28.9	$120.4	$97.7
Tubes and Cores/Paper — Base operating profit	21.5	42.0	48.4	116.6
Packaging Services — Base operating profit	6.0	9.0	7.8	23.9
All Other Sonoco — Base operating profit	5.4	11.8	18.0	35.6

Base Operating Profit	75.0	91.7	194.6	273.8
Restructuring/Asset impairment charges [3]	(0.2)	(5.5)	(17.8)	(35.2)
Financial asset impairment charges	—	—	—	(42.6)
Interest, net	(9.4)	(10.6)	(29.1)	(36.0)

Income before income taxes (GAAP)	$65.4	$75.6	$147.7	$160.0

[1]	Generally Accepted Accounting Principles

[2]	Base earnings per diluted share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring and asset impairment charges, and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[3]	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

[4]	Base earnings is a non-GAAP financial measure of net income attributable to Sonoco, which excludes the impact of restructuring and asset impairment charges, and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.

[5]	Base operating profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring and asset impairment charges, and certain non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.